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                                                                   Exhibit 5

                                [Letterhead]

October 12, 1998


Family Bargain Corporation
4000 Ruffin Road
San Diego, CA  92123-1866

Dear Sirs:

We have acted as counsel to Family Bargain Corporation (the "Company"), a Delaware corporation, in connection with (i) a proposed merger (the "Merger") of General Textiles, Inc., into Family Bargain Corporation in accordance with a Plan and Agreement of Merger dated June 18, 1998, and (ii) a proposed issuance of 800,000 shares of post-Merger Common Stock, par value $.01 per share, of the Company (or, if the Merger does not take place, 3,000,000 shares of current Common Stock, par value $.01 per share) to holders of stock purchase rights ("Rights") to be issued to the Company's stockholders in a transaction registered under the Securities Act of 1933, as amended, in Registration Statement File No. 333-58797 (the "Registration Statement"). In that capacity, we are familiar with the proceedings, corporate and other, of the Company relating to the Merger and relating to the authorization of issuance of pre-Merger Common Stock or current Common Stock to holders of Rights.

Based upon the foregoing, and such examination of law as we have deemed necessary, we are of the opinion that when shares of pre-Merger Common Stock or current Common Stock are issued to holders of Rights as described in the Registration Statement, those shares will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the references to us under the captions "The Offering-Tax Consequences" and "Legal Matters" in the prospectus which is a part of the Registration Statement.

Very truly yours,